UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2010
Idenix Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Juris- diction of Incorporation	000-49839 (Commission File Number)	45-0478605 (IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA (Address of Principal Executive Offices)	02139 (Zip Code)
Registrant’s telephone number, including area code: (617) 995-9800
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     At a meeting of the Compensation Committee of the Board of Directors (the “Committee”) of Idenix Pharmaceuticals, Inc. (the “Company”) held on February 9, 2010, the Committee authorized the payment of annual bonus and equity awards to the Company’s executive officers identified below for services rendered during the year ended December 31, 2009.
     Additionally, the Committee approved annual base salaries and targets for cash bonus and equity incentives for 2010 for each of these executive officers. The Committee proposed a recommendation to the Company’s Board of Directors (the “Board”) regarding annual bonus and equity awards for services rendered during 2009 for Jean-Pierre Sommadossi, the Company’s Chairman of the Board, President and Chief Executive Officer, and his base salary and targets for cash bonus and equity incentives for 2010.
     At a meeting of the Board held on February 10, 2010, the Board authorized the payment of an annul bonus award and the grant of the equity award to Dr. Sommadossi for services rendered during the year ended December 31, 2009 and approved his annual base salary and targets for cash bonus and equity incentives for 2010 based upon the Committee’s recommendation.
     The Committee and the Board’s respective determination were made following a comprehensive review of the level of achievement of both corporate and individual performance goals for the year ended December 31, 2009.
     Identified below is the 2009 cash and equity bonus awards and 2010 annual base salary, target cash bonus and equity incentive data with respect to each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K). For each named executive officer, other than Dr. David Standring, the 2010 annual base salary and target bonus (as a percentage of base salary) did not increase from his respective 2009 annual base salary upon the recommendation of management. Dr. Standring’s annual base salary increased by 4% and his target bonus as a percentage of base salary increased from 35% to 40%. For each named executive officer, the 2009 cash bonus was based on the Company’s performance of corporate goals related to preclinical, clinical, regulatory and financial targets. In addition to these corporate goals, which were applicable to all of the Company’s executive officers, individual performance goals specific to each executive officer were also considered.
     Each executive officer named below is a party to an employment agreement or written employment arrangement with the Company. These agreements and arrangements have been filed as exhibits to the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. These agreements and arrangements provide for the annual payment of bonuses in a range from zero to 200% of the target amount (which is expressed as a percentage of salary), dependent upon achievement of the previously determined performance goals. The bonus targets for each officer were established in the respective employment agreements and arrangements. To the extent that such bonus targets increase, the newly increased bonus target amount becomes the minimum bonus target amount for all future periods remaining during the term of the employment agreement or arrangement.

	2009			2010
					Target	Target
		Option			Bonus (%	Option
		Grant			of base	Award
Named Executive Officer	Cash Bonus	(shares)(1)		Base Salary	salary)	(shares)
Jean-Pierre Sommadossi Chairman of the Board, President and Chief Executive Officer	$400,000	400,000	(2)	$580,000	60%	400,000
Ronald Renaud Chief Financial Officer and Treasurer	175,000	100,000	(3)	350,000	50%	110,000
Douglas Mayers Executive Vice President and Chief Medical Officer	140,000	40,000	(3)	330,000	50%	60,000
David Standring Executive Vice President, Biology	105,000	50,000	(3)	270,000	40%	50,000
John Weidenbruch Executive Vice President, General Counsel	140,000	100,000	(3)	324,450	40%	90,000

(1)	The options were granted on February 10, 2010 pursuant to our stock incentive plans and are evidenced by stock option agreements that have been approved by the Compensation Committee. The terms and conditions of these awards are substantially consistent with those granted to other employees of Idenix, except for the period over which the options awarded to the CEO vest and the provisions related to option vesting in the event of a change of control or, in some circumstances, termination of employment. These terms and conditions are set forth in the employment agreements or arrangements between the Company and the respective officer.

(2)	The option vests over a five-year period with 25% of the shares vesting on February 10, 2011, and the remaining 75% vesting in 48 equal monthly installments beginning February 28, 2011.

(3)	The option vests in 48 equal monthly installments beginning on February 28, 2010.
Additional information regarding compensation of executive officers will be included in Idenix’s proxy statement to be filed in connection with its Annual Meeting of stockholders to be held on June 3, 2010.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idenix Pharmaceuticals, Inc.
Date: February 16, 2010	By:	/s/ John F. Weidenbruch
		Name:	John F. Weidenbruch
		Title:	Executive Vice President and General Counsel